UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

LIFETIME BRANDS, INC.
(Exact name of registrant as specified in its charter)

Delaware	11-2682486
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)
1000 Stewart Avenue
Garden City, New York 11530
(516) 683-6000
(Address of Principal Executive Offices & Zip Code)

LIFETIME BRANDS, INC.
AMENDED AND RESTATED 2000 LONG-TERM INCENTIVE PLAN
(Full title of the plan)
Robert B. Kay
1000 Stewart Avenue
Garden City, New York 11530
(Name and address of agent for service)
(516) 683-6000
(Telephone number, including area code, of agent for service)

Copies to:

Celia Soehner, Esq. Morgan, Lewis & Bockius LLP 1111 Pennsylvania Avenue, N.W. Washington, DC 20004-2541 (202) 739-5658	Sara A. Shindel, Esq. Lifetime Brands, Inc. 1000 Stewart Avenue Garden City, New York 11530 (516) 683-6000
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☒
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE
This Registration Statement on Form S-8 is filed pursuant to General Instruction E to Form S-8 for the purpose of registering an additional 1,180,000 shares of Common Stock, $.01 par value per share (the “Common Stock”) of Lifetime Brands, Inc., a Delaware corporation (the “Company”), that may be offered and sold under the Lifetime Brands, Inc. Amended and Restated 2000 Long-Term Inventive Plan (the “Plan”), which was approved at the Company’s Annual Meeting of Stockholders held on June 23, 2022.
The contents of the Company’s previously filed (i) Registration Statement on Form S-8 (Registration No. 333-105382) filed with the Securities and Exchange Commission (the “Commission”) on May 19, 2003, (ii) Registration Statement on Form S-8 (Registration No. 333-146017) filed with the Commission on September 12, 2007, (iii) Registration Statement on Form S-8 (Registration No. 333-162734) filed with the Commission on October 29, 2009, (iv) Registration Statement on Form S-8 (Registration No. 333-186208) filed with the Commission on January 25, 2013, (v) Registration Statement on Form S-8 (Registration No. 333-208961) filed with the Commission on January 12, 2016, (vi) Registration Statement on Form S-8 (Registration No. 333-221613) filed with the Commission on November 16, 2017, (vii) Registration Statement on Form S-8 (Registration No. 333-226666) filed with the Commission on August 8, 2018, and (viii) Registration Statement on Form S-8 (Registration No. 333-239539) filed with the Commission on June 29, 2020 are hereby incorporated by reference herein to the extent not otherwise amended or superseded by the contents hereof.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The document(s) containing the information concerning the Plan required by Item 1 of Form S-8 and the statement of availability of registrant information, plan information and other information required by Item 2 of Form S-8 will be sent or given to employees as specified by Rule 428 under the Securities Act of 1933 (“Securities Act”). In accordance with Rule 428 and the requirements of Part I of Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. The registrant will maintain a file of such documents in accordance with the provisions of Rule 428. Upon request, the registrant will furnish to the Commission or its staff a copy of any or all of the documents included in such file.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference
The following documents that we have filed with the Commission under Securities Exchange Act File No. 0-19254 are hereby incorporated by reference in this Registration Statement:
(a) The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed with the Commission on March 9, 2022 (including the information in Part III incorporated by reference from the Company’s Definitive Proxy Statement on Schedule 14A, filed on April 28, 2022);
(b) The Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2022 filed with the Commission on May 5, 2022;
(c) The Company’s Current Reports on Form 8-K filed with the Commission on March 14, 2022 and June 24, 2022; and
(d) The description of the Company’s Common Stock contained in Exhibit 4.1 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed with the Commission on March 9, 2022, including any amendment or report filed for the purpose of updating such description.
All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date hereof and prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or that deregisters the securities covered hereby then remaining unsold shall also be deemed to be incorporated by reference into this Registration Statement and to be a part hereof commencing on the respective dates on which such documents are filed.
Item 6. Indemnification of Directors and Officers.
Article Fifth of our Second Restated Certificate of Incorporation, as amended, provides that our directors shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware (the “DGCL”), or (iv) for any transaction in which the director derived an improper personal benefit.
Under Section 145 of the DGCL, the Company has broad powers to indemnify its directors and officers against liabilities that they may incur in such capacities. As such, our Amended and Restated Bylaws provide for indemnification of our directors and officers.
As permitted by Section 145 of the DGCL, Article IV of our Amended and Restated Bylaws provides that we shall indemnify our officers and directors to the fullest extent permitted by the DGCL and that expenses incurred by any such person in defending a proceeding shall be paid by the Company in advance of the final disposition of such proceeding.

We maintain policies of insurance under which the directors and officers of the Company are insured, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of actions, suits or proceedings, and certain liabilities which might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been such directors or officers.
In addition, the Company has entered into indemnification agreements whereby it has agreed to indemnify its officers and directors for specific liabilities that they may incur in such capacities.
Item 8. Exhibits.
For the list of exhibits, see the Exhibit Index to this Registration Statement, which is incorporated in this item by reference.
EXHIBIT INDEX

Exhibit	Description

4.1
Second Restated Certificate of Incorporation of Lifetime Brands, Inc. (filed as Exhibit 3.2 to the Registrant’s Annual Report on Form 10-K for the Year Ended December 31, 2005 and incorporated by reference herein).

4.2
Certificate of Amendment to Second Restated Certificate of Incorporation of Lifetime Brands, Inc. (filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on June 10, 2016 and incorporated by reference herein).

4.3	Amended and Restated Bylaws of Lifetime Brands, Inc. (filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on December 8, 2016 and incorporated by reference herein).

4.4	Amended and Restated 2000 Long-Term Incentive Plan (filed as Appendix B to the Registrant’s Definitive Proxy Statement on Schedule 14A, filed on April 28, 2022 and incorporated by reference herein).

5.1	Opinion of Morgan, Lewis & Bockius LLP.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 5.1).

24	Power of Attorney (included on signature page).

107	Filing Fee Table

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the town of Garden City, State of New York, on June 30, 2022.

Lifetime Brands, Inc.

By:	/s/ Robert B. Kay
Robert B. Kay Chief Executive Officer and Director

POWER OF ATTORNEY
Each person whose signature to this Registration Statement appears below hereby appoints Laurence Winoker as his or her attorney-in-fact to sign on his or her behalf individually and in the capacity stated below and to file all supplements, amendments and post-effective amendments to this Registration Statement, and any and all instruments or documents filed as a part of or in connection with this Registration Statement or any amendment or supplement thereto, and such attorney-in-fact may make such changes and additions to this Registration Statement as such attorney-in-fact may deem necessary or appropriate.
Pursuant to the requirement of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Robert B. Kay Robert B. Kay	Chief Executive Officer and Director (Principal Executive Officer)	June 30, 2022

/s/ Laurence Winoker Laurence Winoker	Senior Vice-President—Finance, Treasurer and Chief Financial Officer (Principal Financial and Accounting Officer)	June 30, 2022

/s/ Jeffrey Siegel Jeffrey Siegel	Executive Chairman of the Board of Directors	June 30, 2022

/s/ Rachael A. Jarosh Rachael A. Jarosh	Director	June 30, 2022

/s/ John Koegel John Koegel	Director	June 30, 2022

/s/ Cherrie Nanninga Cherrie Nanninga	Director	June 30, 2022

/s/ Craig Phillips Craig Phillips	Director	June 30, 2022

/s/ Bruce Pollack Bruce Pollack	Director	June 30, 2022

/s/ Veronique Gabai-Pinsky Veronique Gabai-Pinsky	Director	June 30, 2022

/s/ Michael J. Regan Michael J. Regan	Director	June 30, 2022

/s/ Michael Schnabel Michael Schnabel	Director	June 30, 2022